Exhibit 99B.J

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2001, relating to the financial statements and financial highlights which appears in the September 30, 2001 Annual Report to Shareholders of The Rockhaven Fund and The Rockhaven Premier Dividend Fund, each a series of Advisors Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
January 22, 2002